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                                  EXHIBIT 99.1
                              KEANE PRESS RELEASE

                                                          CONTACT:Carol DeMatteo
                                                                Public Relations
                                                            (617) 241-9200 x1293

                       IN RESPONSE TO INVESTOR INQUIRIES
                    KEANE REAFFIRMS STRONG BUSINESS OUTLOOK

     BOSTON, May 12, 1998 - In response to investor inquiries concerning the recent drop in its stock price, management of Keane, Inc. (AMEX:KEA) today reaffirmed that there are no known issues or changes in the company's business outlook.

     "Keane's business continues to be strong," said John F. Keane, chairman and CEO for Keane, Inc. "We are experiencing significant revenue and earnings growth, and backlog of strategic services, including year 2000, application outsourcing and application development, continue to grow."

     During the First Quarter ended March 31, 1998, Keane reported revenues of $209.2 million, up 48 percent as compared to $141.1 million in the First Quarter of 1997. Keane also reported earnings per share of $.28 on 67,976,000 shares, up 95 percent from the First Quarter of 1997.

     Headquartered in Boston, Massachusetts, Keane, Inc. is an $800 million firm that helps companies build and manage high-performance IT organizations. Keane does this by adhering to rigorous process and management disciplines and performance metrics incorporated in its six core IT solutions. Keane's services include IT consulting, application development, application outsourcing, year 2000 compliance, help desk outsourcing, and enterprise healthcare solutions. These service offerings are delivered through a North American network of more than 40 branch offices. Information about Keane, which was recently named the Wall Street Journal's Best 10-Year Performer, is available via the Internet's World Wide Web at http://www.keane.com.

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This press release contains forward-looking statements that involve a number of risks and uncertainties, including statements regarding the outlook for the company's business and results of operations. There are a number of factors that could cause actual results to differ materially from those indicated. Such factors include, without limitation, the various factors set forth under the caption "Certain Factors That May Affect Future Results" in Keane's annual report or Form 10-K for the year ended December 31, 1997, which important factors are incorporated herein by reference.